Exhibit 8.1

[Thacher Proffitt & Wood LLP Letterhead]

                         , 2006

Lake Shore Savings & Loan Association

128 East Fourth Street

P.O. Box 512

Dunkirk, NY 14048-2291

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the “Reorganization”), more fully described below, pursuant to which (i) Lake Shore Savings and Loan Association will convert from a New York chartered mutual savings and loan association (the “Bank”) into a federal stock savings bank (“Stock Bank”) and become the wholly-owned subsidiary of Lake Shore Bancorp, Inc., a newly formed federal capital stock corporation (the “Company”) and (ii) the Company will become a majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company that will be chartered as of the closing date of the transaction (the “MHC”). These transactions and the related sale of Company common stock, also discussed below, will be effected pursuant to the Amended and Restated Plan of Reorganization and Minority Stock Issuance initially adopted by the Board of Directors of the Bank on August 9, 2005 (the “Plan”). The Reorganization and its component and related transactions are described in the Plan and in the Prospectus filed with the Securities and Exchange Commission in connection with the Reorganization (the “Prospectus”). We are rendering this opinion pursuant to Section 22 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus. For purposes of this letter, the term “membership interests”, with respect to either the Bank or the MHC, shall mean the liquidation rights in, respectively, the Bank or the MHC.

The Reorganization will be effected, pursuant to the Plan, as follows:

1.    The Bank will exchange its New York mutual savings and loan association charter for a federal mutual savings bank charter (the “Charter Conversion”).

2.    The Bank will organize the MHC, which will initially be organized in stock form and initially exist as the Bank’s wholly-owned subsidiary.

Lake Shore Savings & Loan Association
, 2006	Page 2.

3.    The MHC will organize two wholly-owned subsidiaries, one of which will be the Company, and the other of which will be an interim stock savings bank (“Interim”).

4.    The following events will occur simultaneously pursuant to the Plan: (i) the Bank will exchange its federal mutual savings bank charter for a federal stock savings bank charter and thereby become Stock Bank (the “Conversion”); (ii) the MHC will cancel its stock and exchange its charter for a federal mutual holding company charter and thereby become a mutual holding company; (iii) Interim will merge with and into Stock Bank with Stock Bank surviving, and the former holders of membership interests in the Bank (“Bank Members”) will exchange the stock of Stock Bank constructively received in the Conversion for membership interests in the MHC (the “Exchange”). As a mutual entity, the MHC will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of the MHC, and the Bank Members will hold membership interests in the MHC comparable to the membership interests they previously held in the Bank.

5.    The MHC will then contribute all of the stock of Stock Bank to the Company.

As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of the Company and the Company will be a wholly-owned subsidiary of the MHC. In substance, upon the Charter Conversion and pursuant to the other transactions described above, the Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in the MHC.

Simultaneously with the Charter Conversion, the Conversion and the Exchange, the Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to Eligible Account Holders, certain employee stock benefit plans of the Bank, Supplemental Eligible Account Holders, Other Depositors and certain members of the general public.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank contained in its letter to us dated of even date herewith. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

(a)  as regards the Charter Conversion:

1.    The Charter Conversion will constitute a reorganization under Section 368(a)(1)(F) of the Code; and

Lake Shore Savings & Loan Association
, 2006	Page 3.

2.    The Bank, in either its status as the state mutual savings and loan association or the federal mutual savings bank, will recognize no gain or loss as a result of the Charter Conversion.

(b)  as regards the Conversion:

3.    the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Bank (in either its status as the Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization;

4.    the basis of each asset of the Bank held by Stock Bank immediately after the Conversion will be the same as the Bank’s basis for such asset immediately prior to the Conversion;

5.    the holding period of each asset of the Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by the Bank prior to the Conversion;

6.    for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Bank will not end on the effective date of the Reorganization and the tax attributes of the Bank (subject to application of Code sections 381, 382, and 384), including the Bank’s tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred;

7.    no Bank Member will recognize gain or loss upon the constructive receipt of shares of Stock Bank stock solely in exchange for such Bank Member’s membership interests in the Bank;

8.    a Bank Member’s basis in the shares of Stock Bank stock constructively received in the Conversion will be the same as the basis of the Bank membership interests constructively surrendered in exchange therefor;

9.    a Bank Member’s holding period for the shares of Stock Bank stock constructively received in the Conversion will include the holding period of the membership interests constructively surrendered in exchange therefor, provided such membership interests were held as capital assets on the date of the Exchange; and

10.    no Bank Member will recognize gain or loss upon the issuance to such Bank Member of deposits in Stock Bank in the same dollar amount as such Bank Member’s deposits in the Bank.

(c)    as regards the Exchange:

11.    the Exchange will qualify as an exchange of property for stock under Code section 351;

Lake Shore Savings & Loan Association
, 2006	Page 4.

12.    no shareholder of Stock Bank (i.e., a former Bank Member) will recognize gain or loss upon the transfer to the MHC of Stock Bank stock constructively received in the Conversion in exchange for membership interests in the MHC;

13.    the basis of the membership interests in the MHC received by each shareholder of Stock Bank in exchange for such shareholder’s shares of Stock Bank stock will be equal to the basis of such shares of Stock Bank stock;

14.    the holding period of the membership interests in the MHC received by each shareholder of Stock Bank will, as of the date of the Exchange, be equal to the holding period of the shares of Stock Bank stock transferred in exchange therefor, provided such shares of Stock Bank stock were held as a capital asset on the date of the Exchange;

15.    the MHC will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank stock in exchange for membership interests in the MHC;

16.    the MHC’s basis for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in the MHC will be equal to the basis of such share of stock in the hands of such Stock Bank shareholder; and

17.    the MHC’s holding period for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in the MHC will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

(d)    as regards the offering under the Plan:

18.    no gain or loss will be recognized by the Company upon the sale of shares of the Company common stock under the Plan;

19.    it is more likely than not that the fair market value of the nontransferable Subscription Rights to purchase shares of common stock of the Company to be issued to Bank Members is zero and, accordingly, that no income will be recognized by Bank Members upon the issuance to them of Subscription Rights or upon the exercise of the Subscription Rights;

20.    it is more likely than not that the tax basis to the holders of shares of Company common stock purchased in the Subscription Offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Subscription Offering.

The opinions set forth in (19) and (20) above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients

Lake Shore Savings & Loan Association
, 2006	Page 5.

the right only to purchase common stock of the Company at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Charter Conversion, the Conversion and the Exchange, or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form S-1 filed with the Securities and Exchange Commission and to the references to us in the Prospectus under “The Reorganization and Offering – Accounting Consequences” and the Form MHC-2 filed with the Office of Thrift Supervision.

Very truly yours,